Exhibit 3.1

AMENDMENT TO THE AMENDED AND RESTATED MEMORANDUM AND
ARTICLES OF ASSOCIATION
OF
PEARL HOLDINGS ACQUISITION CORP

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

FIRST, RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a)	amending Article 49.7 by deleting the following introduction of such sub-section:

“In the event that the Company does not consummate a Business Combination within 18 months (or up to 24 months if the Sponsor exercises its Extension Options) from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall”

and replacing it with the following:

“In the event that the Company does not consummate a Business Combination by December 17, 2024, or such later time as the Members may approve in accordance with the Articles, the Company shall:”; and

(b)	amending Article 49.8 by deleting the words:

“within 18 months (or up to 24 months if the Sponsor exercises its Extension Options) from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or”

and replacing them with the words:

“by December 17, 2024, or such later time as the Members may approve in accordance with the Articles; or”

SECOND, RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a)	amending Article 49.2 by deleting the words:

“provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.”

and replacing them with the words:

“provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates”

(b)	amending Article 49.4 by deleting the words:

“At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.”

and replacing them with the words:

“At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.”

(c)	amending Article 49.5 by deleting the words:

“The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”)”

(d)	amending Article 49.8 by deleting the words:

“The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation”

THIRD, RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a)	amending Article 49.7 by deleting the following introduction of such sub-section:

“or such later time as the Members may approve in accordance with the Articles, the Company shall:”

and replacing it with the following:

“or such later time as the Members may approve in accordance with the Articles, or such earlier date as determined by the Board, in its sole discretion, and included in a public announcement, the Company shall:”; and

(b)	amending Article 49.8 by deleting the words:

“or such later time as the Members may approve in accordance with the Articles; or”

and replacing them with the words:

“or such later time as the Members may approve in accordance with the Articles, or such earlier date as determined by the Board, in its sole discretion, and included in a public announcement; or”